Exhibit 99.1
For immediate release
Endeavour Unveils New Portfolio
of US Resource Plays
Company gains significant interests
in Haynesville and Marcellus gas shale plays.
Houston, January 6, 2010 — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) announced today the acquisition of significant positions in four US resource plays, including the highly prospective Haynesville and Marcellus gas shale plays in North Louisiana/East Texas and Western Pennsylvania, respectively, and new frontier plays in Alabama and Montana. Altogether, Endeavour has acquired interests in 526,000 gross acres (165,000 net acres) in these four areas for an approximate $27 million initial investment.
“These acquisitions represent a major step in Endeavour’s strategy to establish a growth oriented portfolio of onshore properties in the United States to complement our development and producing assets in the UK,” said William L. Transier, chairman, chief executive officer and president. “We have gained material positions in the proven Haynesville and Marcellus gas shale plays as well as new frontier opportunities in Montana and Alabama where we will be one of the first industry participants. Anticipated production from these plays combined with our North Sea development projects has the potential to grow Endeavour’s production to meet our previously stated five-year production goal of 40,000 barrels of oil equivalent per day, balanced between the US and UK.
“We believe these assets will provide us with a predictable and sustainable source of growth in reserves and production that will balance the longer cycle times of our North Sea assets where Endeavour is developing several large natural gas fields to serve the European market. These new acreage positions in the United States are also well-balanced between proven and prospective plays while also providing exposure to oil,” Transier added.
Endeavour funded the initial cash contributions for these new joint ventures from existing cash reserves. Future drilling costs are expected to be funded from existing cash balances, expanding credit capacity and potential capital market activity.

Marcellus and Haynesville Plays
Endeavour has entered into a participation agreement with Cohort Energy Company (a subsidiary of J-W Operating Company) to acquire 50 percent of Cohort’s interests in approximately 66,000 gross (27,000 net) acres in North Louisiana/East Texas and Western Pennsylvania. Endeavour’s initial investment in the Haynesville and Marcellus gas shale plays is $15 million, and the company will pay a share of Cohort’s drilling and completion expenditures as wells are drilled over the next few years. This transaction is in addition to the acquisition of producing assets from Cohort in North Louisiana and East Texas previously announced on October 30, 2009.
“This transaction represents the second part of a broad joint venture Endeavour has established with Cohort and J-W Operating Company,” said Transier. “Cohort has a track record of success as an operator in the Barnett shale play that will serve us well in the exploitation of these highly prospective positions in the Haynesville and Marcellus shale plays.”
Endeavour could participate in drilling more than 500 horizontal wells over the next 10 – 15 years in the two resource plays. An overview of our acreage position and other assumptions relevant to future costs and potential in each area is as follows:
Haynesville

▪	17,700 gross acres (7,250 net) - 50 percent held by production
▪	200+ potential drilling locations
▪	Average completed well cost: $8-9 million
▪	Average estimated ultimate recovery: 7-8 billion cubic feet (Bcf)
▪	Average estimated initial production per well: 15 million cubic feet per day
▪	Upside potential in Hosston, Cotton Valley and Bossier formations
Marcellus

▪	48,300 gross acres (19,750 net) – 44 percent held by production
▪	300 + potential drilling locations
▪	Average completed well cost: $3.5 million
▪	Average estimated ultimate recovery per well: 3 - 4 billion cubic feet (Bcf)
▪	Average estimated initial production per well: 3.5 million cubic feet per day
Alabama Gas Shale Play
Endeavour has acquired 50 percent of Hillwood Energy Alabama LP’s position in Hillwood’s unproven, but highly prospective new multi-target gas shale play in Alabama. The company’s leasehold position covers approximately 160,000 gross acres (63,000 net acres). The initial investment is approximately $8.0 million. The companies plan to drill four wells the first half of 2010 to test this evolving play. If successful, as many as 400 well locations are available on existing acreage.
“Our venture with Hillwood represents a potential first-mover position for Endeavour in a frontier gas shale play that extends from more mature geologic provinces in Alabama and has characteristics of other proven gas shale plays in the United States,” Transier explained. “Hillwood has an extensive and successful background as a participant and an operator in the Barnett shale play and we look forward to working with them in the years ahead in this project and in other areas of the onshore US where similar opportunities exist.”
Montana Shale Play
Endeavour has also acquired 50 percent of the interests owned by a private company in more than 300,000 gross (75,000 net) acres in central Montana in a highly prospective, but previously unproven, multiple-reservoir oil play. Endeavour paid an initial cash consideration of $3.75 million in October, 2009.
“This acquisition establishes our position in an oil-prone US frontier resource area which will also have relatively low appraisal and development costs. As an oil play, it helps to balance the company’s growing international natural gas position,” said Transier. “While the prospectivity of the play is not well known from drilling activity, the play concept has been developed over several years by our partner and other industry players experienced in the region. If proven successful, we could drill as many as 900 wells on the acreage acquired over the next 15 years.”
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially. The estimates of recoverable resources per well and completed well costs included herein are based upon other typical results in these shale plays and may not be indicative of actual results.
For further information:

Endeavour — Investor Relations
Mike Kirksey	+44 (0) 207 451 2364
713-307-8788
Canaccord Adams — UK Broker
Jeffrey Auld	+ 44 (0) 207 050 6500

Pelham Public Relations — UK Media
Philip Dennis	+44 (0) 207 743 6363
Henry Lerwill	+44 (0) 203 178 6242